Exhibit 3.4

STATEMENT OF DESIGNATIONS
OF
CASTOR MARITIME INC.
 Reg. No. 92609

Pursuant to Section 35(5) of the Business Corporations Act

REPUBLIC OF THE MARSHALL ISLANDS

REGISTRAR OF CORPORATIONS

DUPLICATE COPY
NON RESIDENT
The original of this Document was

FILED ON

September 22, 2017

/s/ Deputy Registrar
Deputy Registrar

STATEMENT OF DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF
 THE SERIES B PREFERRED SHARES OF CASTOR MARITIME INC.
CASTOR MARITIME INC., a Company organized and existing under the Business Corporations Act (the "BCA") of the Republic of the Marshall Islands (the "Company"), in accordance with the provisions of Section 35 thereof and the Company's Articles of Incorporation, does hereby certify:
The Board of Directors of the Company has adopted the following resolution creating a series of Preferred Shares (this and other capitalized terms shall have the same meaning as in the Articles of Incorporation, unless otherwise specified in this Statement of Designation or unless the context otherwise requires) of the Company designated as "Series B Preferred Shares."
RESOLVED, that a series of Preferred Shares, par value $0.001 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitation and restrictions thereof, of the shares of such series, are as follows:
Section 1.          Designation and Amount. The shares of such series shall be designated as "Series B Preferred Shares". The Series B Preferred Shares shall have a par value of $0.001 per share, and the number of shares constituting such series shall initially be twelve thousand (12,000), which number the Board may from time to time increase or decrease (but not below the number then outstanding).
Section 2.          Adjustments. In the event the Company shall at any time after the issuance of any share or shares of Series B Preferred Stock (i) declare any dividend on the common stock of the Company par value $0.001 per share (the "Common Stock"), payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case there shall be no adjustment to the number of outstanding shares of Series B Preferred Stock.
Section 3.          Dividends and Distributions. The shares of Series B Preferred Shares shall have no dividend and distribution rights.
Section 4.          Voting Rights. The holders of shares of Series B Preferred Shares shall have the following voting rights:
(a)          Each share of Series B Preferred Shares shall entitle the holder thereof to one hundred thousand (100,000) votes on all matters submitted to a vote of the stockholders of the Company.
(b)          Each Share of Series B Preferred Shares shall count for one hundred thousand (100,000) votes for purposes of determining quorum at a meeting of shareholders.
(c)          Except as otherwise provided herein or by law, the holders of shares of Series B Preferred Shares and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.
(d)          Except as required by law, holders of Series B Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 5.          Reacquired Shares. Any shares of Series B Preferred Shares purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein and, in the Articles of Incorporation, as then amended.
Section 6.          Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, the Series B Preferred Shares shall have the same liquidation rights as the Common Stock.
Section 7.          Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.
Section 8.          No Redemption. The shares of Series B Preferred Shares shall not be redeemable.
Section 9.          Amendment. The Articles of Incorporation of the Company shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series B Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Shares, voting separately as a class.
Section 10.          Fractional Shares. Series B Preferred Shares may not be issued in fractional shares.
Section 11.          Notices. Any notice to be delivered hereunder shall be delivered (via overnight courier, facsimile or email) to each holder at its last address as it shall appear upon the books and records of the Company at least ten (10) calendar days prior to the applicable record or effective date thereinafter specified.
Section 12.          Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this certificate is the act and deed of the Company and that the facts herein stated are true, and accordingly has hereunto set his hand this 22nd day of September, 2017.
By:	/s/ Petros Panagiotidis
Name:	Petros Panagiotidis
Title:	Chief Executive Officer, Chief Financial Officer and Director